EXHIBIT 99.1







FOR IMMEDIATE RELEASE                         Contact:  Michael J. Jeffries
                                              (732) 542-2800
December 22, 2005



                      OSTEOTECH RECEIVES FDA CLEARANCE FOR
                MAJORITY OF ITS FAMILY OF GRAFTON(R) DBM PRODUCTS

Osteotech, Inc. (NASDAQ: OSTE) announced today that the Food and Drug Administration ("FDA") has cleared its 510(k) submission for the majority of its family of Grafton(R) DBM products for use as a bone graft extender, bone graft substitute and bone void filler in orthopedic indications. Covered in this application are Osteotech's Grafton(R) DBM Gel, Putty, Flex, Matrix, Crunch and Orthoblend. The FDA previously cleared Osteotech's 510(k) submissions for Grafton Plus(R) DBM Paste for use in dental and orthopedic procedures and Osteotech's private label Viagraf(TM) DBM Paste for orthopedic procedures.

Sam Owusu-Akyaw, Osteotech's President and Chief Operating Officer, stated, "We are very pleased that in this most recent clearance, approval was received for Osteotech to process Grafton(R) DBM products utilizing our current aseptic process or with our new validated, proprietary terminal sterilization process. Our goal of receiving FDA clearance for our Grafton(R) DBM product line as a bone graft extender, bone graft substitute and bone void filler in orthopedic indications has been achieved. We believe Grafton(R) DBM is the only DBM product on the market to receive clearance for all of these indications and we believe the only DBM product to be cleared as a bone graft substitute."

Mr. Owusu-Akyaw continued, "Our Grafton(R) DBM products are prepared utilizing a proprietary processing method that has been validated to consistently produce a DBM that is osteoinductive in an athymic rat model. Our proprietary process is also validated to inactivate a panel of viruses, including: HIV-1, hepatitis B (using a duck hepatitis virus as a model), hepatitis C (using a bovine diarrhea virus as a model), CMV and polio. This validated process is used to further reduce the risk of disease transmission beyond the protection provided by donor testing and screening procedures."

Mr. Owusu-Akyaw concluded, "We are particularly pleased that we have been successful in obtaining clearance for all of the indications for which we have applied related to the four 510(k) clearances received to date. In the near future, we anticipate receiving one additional 510(k) clearance for our Grafton(R) DBM product line for use in dental applications. We would like to thank our surgeons, customers and other users of our Grafton(R) DBM products for their support and patience during this approval process."

Grafton(R) DBM is an osteoinductive and osteoconductive, demineralized bone product that is utilized for bony voids or gaps of the skeletal system not intrinsic to the stability of the bony structure. The voids or gaps may be surgically created defects or defects created by traumatic injury to the bone. Grafton(R) DBM is remodeled and replaced by host bone during the healing process.

Certain statements made in this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that the actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of the FDA to clear the Company's additional 510(k) submissions, the continued acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in their marketplace, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for each of the first three quarters of
2005) filed with the Securities and Exchange Commission. All information in this press release is as of December 22, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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